Exhibit 10.40

STATION CASINOS, INC.

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

(as effective on January 1, 2001)

*   *   *   *   *

Section 1.                                          Purpose.  The purpose of the Plan is to provide certain select employees of the Company with an opportunity to defer the receipt of compensation for services rendered to the Company.  The Plan is intended to aid the Company in retaining and attracting employees whose abilities, experience and judgment can contribute to the continued progress of the Company.  The Plan is being maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company.

Section 2.                                          Definitions.

(a)                                  “Account(s)” means the Deferred Compensation Account(s) and/or the Matching Account(s), as the context requires.

(b)                                  “Board” means the Company’s Board of Directors.

(c)                                  “Bonus” means, with respect to any Plan Year, any special and/or discretionary compensation amounts in excess of Salary, determined by the Company to be payable to a Participant with respect to services rendered for such Plan Year.

(d)                                  “Change in Control” shall mean the first to occur of any of the following events:

(i)                                     Any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Company’s capital stock entitled to vote in the election of directors;

(ii)                                  During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this Section 2) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)                               The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

(iv)                              The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(v)                                 The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which the Company is a member.

(vi)                              A “change in control” occurs as That event is defined in the Indenture dated June 2, 1993, governing the Company’s $110,000,000 principal amount of Senior Subordinated Notes Due 2003 and in effect on the date on the initial issuance of those securities.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                    “Committee” means the Compensation Committee of the Board.

(g)                                 “Company” means Station Casinos, Inc., a [Nevada] corporation, and any successor thereto.

(h)                                 “Deferred Compensation” means the Eligible Earnings that are the subject of an elective deferral under Section 5.

(i)                                    “Deferred Compensation Account” means the bookkeeping account established for a Participant under the Plan and to which Deferred Compensation amounts, with respect to such Participant, are credited from time to time, as adjusted from time to time as provided in the Plan.

(j)                                    “Participation Agreement and Deferral Election form” means the form pursuant to which Eligible Executives elect to become Participants in the Plan and to defer Eligible Earnings thereunder, in such form as the Committee determines from time to time in its sole discretion.

(k)                                “Disability Retirement” means mental or physical disability as determined by the Committee in accordance with standards and procedures similar to those under the Company’s long-term disability plan, if any.  At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of a Participant, as determined by the Committee, to substantially perform such Participant’s regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least six (6) consecutive months.

(l)                                    “Eligible Earnings” means a Participant’s aggregate cash Salary and Bonus payments for a Plan Year or such other period as the Committee may, in its sole discretion, determine.

(m)                              “Eligible Executive” means any executive of the Company, or any affiliate who is selected as being eligible for participation by the Committee.

(n)                                 “Matching Account” means the bookkeeping account established for a Participant under the Plan and to which the Company’s matching allocations under Section 5 of the Plan are credited from time to time, as adjusted from time to time under the Plan.

(o)                                  “Participant” means an Eligible Executive who has elected to defer Eligible Earnings pursuant to the Plan.

(p)                                  “Plan” means the Station Casinos, Inc. Amended and Restated Deferred Compensation Plan, as set forth herein and as amended from time to time.

(q)                                  “Plan Year” means the calendar year.

(r)                                  “Retirement” means a Participant’s termination of employment with the Company and/or its affiliates after (i) attaining age 60, (ii) after attaining age 50 with at least 10 full years of service with the Company and/or its affiliates or (iii) meeting such other criteria as the Committee may, in its sole discretion, determine.

(s)                                  “Salary” means, with respect to any Plan Year, the regular gross base compensation paid by the Company to an employee for such Plan Year (without regard to any reduction thereof pursuant to the Plan or any 401(k), cafeteria, flexible spending, thrift or savings plan maintained by the Company), exclusive of Bonus payments and any other incentive or special payments made by the Company to such employee, as determined by the Committee.

(t)                                    “Vested Matching Account” shall mean, with respect to any Participant, the product of (i) such Participant’s Matching Account, (ii) the number of full Plan Years during which the Participant (a) participated in the Plan, and the predecessor plan, and (b) was actively employed by the Company and/or its affiliates, (not to exceed 5 years), and (iii) 0.2, provided, however, that (a) in the event of (I) a Participant’s termination of employment on account of death, Retirement, or Disability Retirement, or (II) a Change in Control or the termination of the Plan, then such Participant’s Vested Matching Account shall be equal to such Participant’s Matching Account, (b) the Committee may, in its sole discretion, increase a Participant’s Vested Matching Account up to the level of such Participant’s Matching Account, and (c) in the event of distributions from the Vested Matching Account on or prior to a Participant’s termination of employment, then the Vested Matching Account of such Participant shall be calculated as provided above without giving effect to such distributions, except that any distributions from such Participant’s Vested Matching Account so calculated shall then be subtracted from such Vested Matching Account in calculating the Vested Matching Account.

Section 3.                                          Eligibility.  Individuals eligible to participate in the Plan shall consist of the Eligible Executives of the Company.

Section 4.                                          Administration.

(a)                                  The Plan shall be administered by the Committee.  The Committee is authorized to construe and interpret the Plan and promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Plan.  Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation, administration and maintenance of the Plan including, without limitation, determining the Eligible Executives and correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan.  The Committee may designate persons other than members of the Committee to carry out the day-to day ministerial administration of the Plan under such conditions and limitations as it may prescribe; provided, however, that the Committee shall not delegate its authority with regard to the determination of Eligible Executives.  The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.  Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants.

(b)                                  The Company will indemnify and hold harmless the Committee and each member thereof against any cost or expense (including without limitation attorney’s fees) or liability (including without limitation any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act, except in the case of willful gross misconduct or gross negligence.

(c)                                  All fees and expenses incurred by the Committee and the Company with respect to the administration of the Plan shall be paid by the Company.

(d)                                  The Committee shall have final and exclusive authority to decide all questions arising in connection with a Participant’s or a beneficiary of a deceased Participant’s claim for benefits under the Plan.

Section 5.                                          Participation; Elective Deferrals; Matching Allocations.

(a)                                  To elect to participate in the Plan for a particular Plan Year, an Eligible Executive must execute a Participation Agreement and Deferral Election form and file such form with the Committee (or its designee) before the commencement of such Plan Year.  To participate in the Plan during the year in which the Plan is first implemented, the Eligible Executive must make an election to defer Eligible Earnings for services to be performed subsequent to the election within 30 days after the effective date of the Plan.  To participate in the Plan during the first year in which an individual becomes eligible to participate in the Plan, the new Eligible Executive must make an election to defer Eligible Earnings for services to be performed subsequent to the election within 30 days after the date the new Eligible Executive , becomes eligible.  Such election shall:

(i)                                     contain a statement that the Eligible Executive elects to defer a portion of the Eligible Executive’s Eligible Earnings up to 90% of aggregate cash Salary and up to 100% of the Bonus payments thereof for a specified Plan Year that become payable to the Eligible Executive after the filing of such election, or such other limits as the Committee may determine from time to time in its sole discretion.  The minimum dollar amount of Eligible Earnings that an Eligible Executive may elect to defer for any Plan Year is $2,000, or such other minimum as the Committee may determine from time to time in its sole discretion, and such amount shall be pro rated with respect to an individual who becomes an Eligible Executive during a Plan Year;

(ii)                                  apply only to the Eligible Earnings consisting of Salary otherwise payable to the Eligible Executive during the Plan Year for which such election is made and to any Bonus payment that is attributable to the Eligible Executive’s services rendered to the Company during the Plan Year for which such election is made (whether or not actually payable in such Plan Year);

(iii)                               be irrevocable (except as provided in (v) or (vi) below and as provided in Section 9) with respect to the Plan Year to which it applies;

(iv)                              specify whether upon the Participant’s termination of employment by reason of Retirement, or Disability Retirement, the balance of the Participant’s Deferred Compensation Account shall be paid, or in the case of installment payments, commence being paid, as soon as administratively practicable following the effective date in which the termination of the Participant’s employment by reason of Retirement or Disability Retirement occurs, or as soon as administratively possible following the beginning of the Plan Year immediately following the Plan Year in which such termination of employment by reason of Retirement or Disability Retirement occurs;

(v)                                 specify a date, no earlier than three complete Plan Years after the date such election is made, that the Deferred Compensation and the Vested Matching Account will be paid to the Participant.  A Participant may make a one-time election to delay or cancel the date on which the Deferred Compensation will be paid; provided, however, that such one-time election to delay and/or cancel the payment date shall only be effective with respect to payments of Deferred Compensation to be made no earlier than one complete Plan Year after the date of such changed election.  If a payment of Deferred Compensation is to be made to a Participant prior to the date which is one complete Plan Year after the date of such changed election, such Participant’s Deferred Compensation shall be paid in accordance with his or her most recent other election made more than one complete Plan Year prior to the payment date of such Participant’s Deferred Compensation, the minimum payment in any Plan Year under this Section 5(v) is $2,500, or such other amount as may be determined by the Committee.  In addition, no more than one payment under this section (v) may be made during any Plan Year; and

(vi)                              specify the form, either a lump sum or annual installments over a five, ten or fifteen year period, in which the Deferred Compensation will be paid to the Participant; provided, however, that in the event of a Participant’s termination of employment for any reason other than his or her Retirement or Disability Retirement prior to the distribution of his or her Deferred Compensation, such Participant’s Deferred Compensation shall be paid in a single lump sum regardless of his or her election under this Section 5(vi).  A Participant may change his or her election as to the form in which Deferred Compensation will be paid in the event of his or her Retirement, or Disability Retirement, at any time prior to the payment of Deferred Compensation or the commencement of Deferred Compensation distributions; provided, however, that such election to change the distribution form shall only be effective with respect to payments of Deferred Compensation made or commencing no earlier than one complete Plan Year after the date of such changed election.  If a Participant does commence payments of Deferred Compensation prior to the date which is one complete Plan Year after the date of such changed election, such Participant’s Deferred Compensation shall be paid in accordance with his or her most recent other election made more than one complete Plan Year prior to the payment date of, or commencement of, such Participant’s Deferred Compensation.

(b)                                  Upon receipt of an Eligible Executive’s Participation Agreement and Deferral Election form, the Company shall establish as an accounting entry an individual Deferred Compensation Account for such Eligible Executive and such Eligible Executive shall become a Participant under the Plan.  Thereafter, the Company shall credit the Participant’s

Deferred Compensation Account with all Deferred Compensation which would otherwise have been payable to the Eligible Executive in the absence of an election under the Plan.  The Deferred Compensation Account shall be credited no less frequently than the last day of each month in an amount equal to the sum of the Deferred Compensation that would otherwise have been paid by the Company in accordance with the Company’s normal payroll practices for such month.

(c)                                  On the last day of each Plan Year, or on the last day of such other period(s) as determined by the Committee, in its sole discretion, for those Participants employed by the Company on such day, an amount equal to the amount of Deferred Compensation for each such Participant for such Plan Year or other applicable period shall be credited to each such Participant’s Matching Account; provided, however, that (i) not more than 5% of a Participant’s Eligible Earnings for such Plan Year or other applicable period shall be credited to such Participant’s Matching Account, and (ii) any Deferred Compensation relating to stay-on or signing bonuses shall not result in any credit to a Participant’s Matching Account.  Notwithstanding the prior sentence, the Committee may, in its sole discretion, credit a Participant’s Matching Accounts where that Participant is no longer employed on the last day of the Plan Year or credit a Participant’s Matching Account an amount in excess of 5% of a Participant’s Eligible Earnings.

Section 6.                                          Investment of Account Balances.  During and for each Plan Year, the balances in each Participant’s Accounts will be deemed to be invested, as of the date elective deferrals are credited to such Accounts under the Plan, in such investment vehicle(s) offered by the Committee in its sole discretion and selected by the Participant; provided, however, that the Committee may, in its sole discretion, choose to disregard the Participant’s selection and select the investment vehicle(s) in which the Participant’s Deferred Compensation Account will be deemed to be invested.  In addition, the Committee shall, in its sole discretion, have the right to change the investment vehicles(s) offered to Participants at any time and from time to time.  At the end of each month, or such other period as determined by the Committee, each Participant’s Accounts shall be adjusted pursuant to Section 7 below and such adjusted Account balances shall then be reinvested for the immediately succeeding period.  Participants shall have the option to change their selection of investment vehicles as of the end of each month, or such other period as determined by the Committee.

Section 7.                                          Valuation.  At the end of each month, or such other period as may be determined by the Committee, the balance(s) in the Accounts of each Participant shall be determined by the Company, taking into account any increase therein resulting from such Participant’s Deferred Compensation contributions from deferred Eligible Earnings for such period under Section 5, if any, and any earnings, losses, stock dividends, and/or adjustment for stock splits, as applicable, attributable to the deemed investment of the Participant’s existing Accounts for such period under Section 6, if any, and any decrease therein resulting from the distribution to such Participant, of any installment pursuant to such Participant’s Participation Agreement and Deferral Election form under Section 8.  The balance determined, as of the end of each Plan Year, or such other period as determined by the Committee, shall be communicated in writing, or such other form as determined by the Committee in its sole discretion, to each Participant as soon as practicable after the end of such applicable period.

Section 8.                                          Payment of Deferred Compensation.

(a)                                  The accrued balance in a Participant’s Deferred Compensation Account and Vested Matching Account shall be paid to a Participant, or, in the case of any Participant’s death prior to payment, the Participant’s designated beneficiary(ies), in cash, no later than the earlier of:

(i)                                     in the event that the Participant has selected a date pursuant to Section 5(a)(v) to receive a distribution while he or she is still employed by the Company and/or its affiliates, then the Participant shall receive a lump sum payment of the portion of the Deferred Compensation Account attributable to such selection and any portion of the Vested Matching Account attributable to such portion of the Deferred Compensation Account as soon as practicable after the date so selected by the Participant.

(ii)                                  in the event the Participant has elected withdrawals pursuant to Section 9, then with respect to the amount so withdrawn, as soon as practicable following any such withdrawals;

(iii)                               in the event of a termination of the Participant’s employment with the Company and/or its affiliates (other than as a result of Retirement or Disability Retirement), then in a lump sum as soon as practicable after the end of the month, or such other period as determined by the Committee, in its sole discretion, in which the Participant’s employment was terminated;

(iv)                              in the event of a termination of the Participant’s employment with the Company and/or its affiliates as a result of Retirement or Disability Retirement, then as soon as practicable following such termination in the form selected by the Participant pursuant to Section 5(a)(iv).

(b)                                  Any distributions made from the Deferred Compensation Account shall reduce the balance of such Deferred Compensation Account and any distributions made from the Vested Matching Account shall reduce both the balance of such Participant’s Matching Account and the balance of such Participant’s Vested Matching Account.  Upon a Participant’s termination of employment, any excess of such Participant’s Matching Account over such Participant’s Vested Matching Account shall be forfeited and the Company shall have no obligation to pay such amounts to such Participant.

(c)                                  In the event that a Participant’s employment terminates on account of the Participant’s death, then, in addition to the payments provided in (a) and (b) above, the Participant’s designated beneficiary shall receive an additional payment, at the same time as payment is made under (a) above, equal to the product of (i) 2 and (ii) the total Deferred Compensation deferred by the Participant under the Plan (such calculation shall be made without taking into account any earnings or losses with respect to such deferrals, but reducing total Deferred Compensation amount by any such Deferred Compensation previously distributed from the Plan or withdrawn by the Participant prior to his or her death); with the maximum amount payable under this Section 8(c) of $3,000,000.  Notwithstanding this Section 8(c), in the event of a Participant’s suicide prior to later of (i) January 1, 2003 or (ii) the Participant’s completion of two full years of Plan participation, no additional payment shall be made hereunder.

(d)                                  All payments under Sections 8(a) and 8(b) shall include earnings and/or losses as determined in accordance with Section 7.

Section 9.                                          On Demand Election; Hardship Withdrawals.

(a)                                  A Participant may elect, at any time, to withdraw all or any portion (subject to a minimum of the lesser of $5,000 or the sum of the Participant’s remaining Deferred Compensation Account and Vested Matching Account) of his or her Deferred Compensation Account and Vested Matching Account, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the “Withdrawal Amount”).  This election can be made by the Participant at any time, before or after the Participant’s termination of employment for any reason, including, Retirement or Disability Retirement, and whether or not the Participant is in the process of being paid pursuant to an installment payment schedule.  Once the Withdrawal Amount is paid, the Participant shall not be eligible to make any deferrals under the Plan during the remainder of the Plan Year in which the Withdrawal Amount is paid, and the following Plan Year.

(b)                                  In the event that a Participant suffers a financial hardship, as determined by the Committee, in its sole discretion, a Participant may cease all deferrals under the Plan for the remainder of the Plan Year and, if such cessation of deferrals is not sufficient to relieve the financial hardship, then the Participant may withdraw from his Deferred Compensation Account and Vested Matching Account, a sufficient amount to relieve his or her financial hardship (subject to a minimum of the lesser of $1,000 or the sum of the Participant’s Deferred Compensation Account and Vested Matching Account) of his or her Deferred Compensation Account and Vested Matching Account.  Once a Participant has ceased his deferrals for a Plan Year pursuant to this Section 9(b), the Participant shall not be eligible to make any deferrals under the Plan for the remainder of that Plan Year and the following Plan Year.

Section 10.                                   Amendment; Termination.  The Plan may be amended or modified at any time by the Board except that no such amendment or modification shall have a material adverse effect on the balance of any Participant’s Deferred Compensation Account as of the effective date of any such amendment or modification (without the consent of the Participant or, if the Participant is dead, his or her beneficiary(ies)).  The Board may terminate the Plan at any time, in which event the Matching Account will become fully vested and each Participant’s Deferred Compensation and Matching Account will be paid out in a lump sum as soon as practicable after such termination.

Section 11.                                   Participant’s Rights Unsecured; No Duty to Invest.  The right of a Participant to receive any distribution hereunder shall be an unsecured claim against the general assets of the Company.  No Company assets shall in any way be subject to any prior claim by any Participant.  The Company shall have no duty whatsoever to set aside or invest any amounts credited to any Deferred Compensation Account established under the Plan.  Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right, if any, of the Company to terminate the employment of any employee at any time for any reason.  A Participant shall have no right, title, or interest whatsoever in or to any specific assets of the Company, nor any investments, if any, which the Company may make to aid it in meeting its obligations hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or any other person.  The Company may, but is not obligated to, enter into a “rabbi” trust agreement to provide for a source of funds out of which all or any portion of the benefits under the Plan may be satisfied.

Section 12.                                   Restrictions on Alienation.  No amount deferred or credited to any Account under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge.  Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, levy or charge the same shall be void; nor shall any amount in any manner be subject to any claims for the debts, contracts, liabilities, engagements or torts of the Participant (or the Participant’s beneficiary or personal representative) entitled to such benefit.  No Participant shall be entitled to borrow at any tune any portion of the Participant’s Account balance under the Plan.

Section 13.                                   Withholding.  There shall be deducted from all payments under the Plan the amount of any taxes required to be withheld by any Federal, state, local or other government.  The Participants, their beneficiaries and persona! representatives shall bear any and all Federal, foreign, state, local, income, or other taxes imposed on amounts paid under the Plan.

Section 14.                                   Participants Bound by Terms of the Plan.  By electing to become a Participant, each Eligible Executive shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions made by the Company with regard to the Plan.  Such terms and consent shall also apply to and be binding upon the beneficiaries, personal representatives and other successors in interest of each Participant.

Section 15.                                   Designation of Beneficiary(ies).  Each Participant under the Plan may designate a beneficiary or beneficiaries to receive any payment which tinder the terms of the Plan becomes payable on, after or as a result of the Participant’s death.  At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary(ies).  Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee.  If no beneficiary(ies) has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate.  If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

Section 16.                                   Severability of Provisions.  In the event any provision of the Plan would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid.  The Plan shall be binding upon and inure to the benefit of (a) the Company and its respective successors and assigns, and (b) each Participant, his or her designees and estate.  Nothing in the Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, or engaging in any other corporate transaction.

Section 17.                                   Governing Law and Interpretation.  The Plan shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  This Plan shall not be interpreted as either an employment or trust agreement.

Section 18.                                   Other Company Benefit and Compensation Programs.  Payments and other benefits received by a Participant under the Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any affiliate of the Company.  The existence of the Plan notwithstanding, the Company may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees.  The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

Section 19.                                   Effective Date of the Plan.  The Plan, as amended and restated, shall be effective upon its adoption by the Company.

IN WITNESS WHEREOF, the Plan is hereby adopted by the Company on this 31st day of December, 2000.

Station Casinos, Inc.

By:	/s/ Glenn C. Christenson

Title:	Executive Vice President and
Chief Financial Officer